Exhibit 99.1

FOR IMMEDIATE RELEASE

Portman Ridge Finance Corporation

Announces First Quarter 2024 Financial Results

Reports Net Investment Income of $0.67 per share and Net Asset Value of $22.57 Per Share

Continued Share Repurchase Program: Total of 51,015 Shares for an Aggregate Cost of Approximately $1.0 Million Repurchased During the First Quarter; Accretive to NAV by $0.02 Per Share

Announces Second Quarter 2024 Quarterly Distribution of $0.69 Per Share

NEW YORK, May 8, 2024 – Portman Ridge Finance Corporation (Nasdaq: PTMN) (the “Company” or “Portman Ridge”) announced today its financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Highlights

•

Total investment income for the first quarter of 2024 was $16.5 million (inclusive of the reversal $0.4 million, or $0.04 per share, of previously accrued income on two loans that were placed on non-accrual status in the first quarter), as compared to $17.8 million for the fourth quarter of 2023.

•	Core investment income[1], excluding the impact of purchase price accounting, for the first quarter of 2024 was $16.5 million, as compared to $17.7 million for the fourth quarter of 2023.

•

Net investment income (“NII”) for the first quarter of 2024 was $6.2 million ($0.67 per share) as compared to $11.2 million ($1.18 per share) in the fourth quarter of 2023. The decrease in NII was the result of reversing $0.4 million ($0.04 per share) of previously accrued income on two loans that were placed on non-accrual status and $0.1 million ($0.01 per share) of incremental expenses in the first quarter, as well as a one-time expense reimbursement from the Company’s investment adviser during the fourth quarter of 2023.

•	Net asset value (“NAV”), as of March 31, 2024, was $210.6 million ($22.57 per share), as compared to NAV of $213.5 million ($22.76 per share) as of December 31, 2023.

•

Total shares repurchased in open market transactions under the Renewed Stock Repurchase Program during the quarter ended March 31, 2024, were 51,015 shares at an aggregate cost of approximately $1.0 million, which was accretive to NAV by $0.02 per share.

[1]

Core investment income represents reported total investment income as determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, less the impact of purchase price discount accounting in connection with the Garrison Capital Inc. (“GARS”) and Harvest Capital Credit Corporation (“HCAP”) mergers. Portman Ridge believes presenting core investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance due to the unique circumstance giving rise to the purchase accounting adjustment. However, core investment income is a non-U.S. GAAP measure and should not be considered as a replacement for total investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, core investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Portman Ridge’s financial performance.

Subsequent Events

•	Declared stockholder distribution of $0.69 per share for the second quarter of 2024, payable on May 31, 2024, to stockholders of record at the close of business on May 21, 2024.

Management Commentary

Ted Goldthorpe, Chief Executive Officer of Portman Ridge, stated, “Following the strong earnings we saw in 2023, Portman Ridge is off to a solid start in 2024, ending the first quarter with net deployment and a robust pipeline. During the quarter, we continued to grow and diversify our portfolio, with exposure to 29 industries and 103 portfolio companies with an average par balance per entity of $3.1 million.

Additionally, we continue to believe that our stock remains undervalued and thus, during the three months ended March 31, 2024, we repurchased 51,015 shares for an aggregate cost of $1.0 million which was accretive to net asset value by $0.02 per share, further reinforcing our commitment to increasing shareholder value.

As we proceed further into 2024, we believe we are well positioned to take advantage of new investment opportunities, while also remaining selective and diligent in our investment and capital deployment process.”

Selected Financial Highlights

•

Total investment income for the quarter ended March 31, 2024, was $16.5 million, of which $14.2 million was attributable to interest income from the Debt Securities Portfolio. This compares to total investment income of $20.3 million for the quarter ended March 31, 2023, of which $16.7 million was attributable to interest income from the Debt Securities Portfolio.

•

Core investment income for the first quarter of 2024, excluding the impact of purchase price accounting, was $16.5 million, a decrease of $2.8 million as compared to core investment income of $19.3 million for the first quarter of 2023.

•	Net investment income (“NII”) for the first quarter of 2024 was $6.2 million ($0.67 per share) as compared to $8.5 million ($0.89 per share) for the same period the prior year.

•

Non-accruals on debt investments, as of March 31, 2024, were seven debt investments representing 0.5% and 3.2% of the Company’s investment portfolio at fair value and amortized cost, respectively. This compares to seven debt investments representing 1.3% and 3.2% of the Company’s investment portfolio at fair value and amortized cost, respectively, as of December 31, 2023.

•

Total investments at fair value as of March 31, 2024, was $471.3 million; when excluding CLO funds, joint ventures, and short-term investments, these investments are spread across 29 different industries and 103 different entities with an average par balance per entity of approximately $3.1 million. This compares to $467.9 million of total investments at fair value as of December 31, 2023, comprised of investments in 27 different industries and 100 different entities, with an average par balance per entity of approximately $3.1 million.

•	Weighted average contractual interest rate on our interest earning Debt Securities Portfolio as of March 31, 2024 was approximately 12.1%.

•

Par value of outstanding borrowings, as of March 31, 2024, was $291.7 million compared to $325.7 million as of December 31, 2023, with an asset coverage ratio of total assets to total borrowings of 171% and 165%, respectively. On a net basis, leverage as of March 31, 2024 was 1.2x2 compared to net leverage of 1.2x2 as of December 31, 2023.

Results of Operations

Operating results for the three months ended March 31, 2024, and March 31, 2023, were as follows:

	For the Three Months Ended March 31,
	2024	2023
Total investment income	$16,526	$20,327

Total expenses	10,300	11,798

Net Investment Income	6,226	8,529

Net realized gain (loss) on investments	(2,057)	(3,085)

Net change in unrealized gain (loss) on investments	71	(5,960)

Tax (provision) benefit on realized and unrealized gains (losses) on investments	$459	$571

Net realized and unrealized appreciation (depreciation) on investments, net of taxes	$(1,527)	$(8,474)

Net realized gain (loss) on extinguishment of debt	$(213)	$—

Net Increase (Decrease) in Net Assets Resulting from Operations	$4,486	$55

Net Increase (Decrease) In Net Assets Resulting from Operations per Common Share:
Basic and Diluted:	$0.48	$0.01
Net Investment Income Per Common Share:
Basic and Diluted:	$0.67	$0.89
Weighted Average Shares of Common Stock Outstanding—Basic and Diluted	9,344,994	9,555,125

Investment Income

The composition of our investment income for the three months ended March 31, 2024, and March 31, 2023, was as follows:

	For the Three Months Ended March 31,
($ in thousands)	2024	2023
Interest from investments in debt excluding accretion	$12,088	$14,105
Purchase discount accounting	73	1,042
PIK Investment Income	2,006	1,600
CLO Income	555	548
JV Income	1,653	2,459
Service Fees	151	573

Investment Income	$16,526	$20,327

Less: Purchase discount accounting	$(73)	$(1,042)

Core Investment Income	$16,453	$19,285

[2]

Net leverage is calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and cash equivalents, and restricted cash and (B) NAV. Portman Ridge believes presenting a net leverage ratio is useful and appropriate supplemental disclosure because it reflects the Company’s financial condition net of $39.6 million and $71.6 million of cash and cash equivalents and restricted cash as of March 31, 2024 and December 31, 2023, respectively. However, the net leverage ratio is a non-U.S. GAAP measure and should not be considered as a replacement for the regulatory asset coverage ratio and other similar information presented in accordance with U.S. GAAP. Instead, the net leverage ratio should be reviewed only in connection with such U.S. GAAP measures in analyzing Portman Ridge’s financial condition.

Fair Value of Investments

The composition of our investment portfolio as of March 31, 2024 and December 31, 2023, at cost and fair value was as follows:

($ in thousands)	March 31, 2024 (Unaudited)			December 31, 2023
Security Type	Cost/Amortized Cost	Fair Value	%(¹)	Cost/Amortized Cost	Fair Value	%(1)
Senior Secured Loan	$364,981	$349,844	74	$356,358	$340,159	73
Junior Secured Loan	52,951	36,270	8	53,888	38,875	8
Senior Unsecured Bond	—	—	—	416	43	0
Equity Securities	34,077	23,428	5	31,280	20,533	4
CLO Fund Securities	8,762	8,549	2	9,103	8,968	2
Asset Manager Affiliates(2)	17,791	—	—	17,791	—	—
Joint Ventures	65,008	53,164	11	71,415	59,287	13
Derivatives	31	—	—	31	—	—

Total	$543,601	$471,255	100%	$540,282	$467,865	100%

[1]	Represents percentage of total portfolio at fair value
[2]	Represents the equity investment in the Asset Manager Affiliates

Liquidity and Capital Resources

As of March 31, 2024, the Company had $291.7 million (par value) of borrowings outstanding at a current weighted average interest rate of 6.9%, of which $108.0 million par value had a fixed rate and $183.7 million par value had a floating rate. This balance was comprised of $92.0 million of outstanding borrowings under the Senior Secured Revolving Credit Facility, $91.7 million of 2018-2 Secured Notes due 2029, and $108.0 million of 4.875% Notes due 2026.

As of March 31, 2024, and December 31, 2023, the fair value of investments and cash were as follows:

($ in thousands)
Security Type	March 31, 2024	December 31, 2023
Cash and cash equivalents	$20,829	$26,912
Restricted Cash	18,775	44,652
Senior Secured Loan	349,844	340,159
Junior Secured Loan	36,270	38,875
Senior Unsecured Bond	—	43
Equity Securities	23,428	20,533
CLO Fund Securities	8,549	8,968
Asset Manager Affiliates	—	—
Joint Ventures	53,164	59,287
Derivatives	—	—

Total	$510,859	$539,429

As of March 31, 2024, the Company had unrestricted cash of $20.8 million and restricted cash of $18.8 million. This compares to unrestricted cash of $26.9 million and restricted cash of $44.7 million as of December 31, 2023. As of March 31, 2024, the Company had $23.0 million of available borrowing capacity under the Senior Secured Revolving Credit Facility, and no remaining borrowing capacity under the 2018-2 Secured Notes.

Interest Rate Risk

The Company’s investment income is affected by fluctuations in various interest rates, including SOFR and prime rates.

As of March 31, 2024, approximately 91.1% of our Debt Securities Portfolio at par value were either floating rate with a spread to an interest rate index such as SOFR or the PRIME rate. 79.5% of these floating rate loans contain SOFR floors ranging between 0.50% and 5.25%. We generally expect that future portfolio investments will predominately be floating rate investments.

In periods of rising or lowering interest rates, the cost of the portion of debt associated with the 4.875% Notes Due 2026 would remain the same, given that this debt is at a fixed rate, while the interest rate on borrowings under the Senior Secured Revolving Credit Facility would fluctuate with changes in interest rates.

Generally, the Company would expect that an increase in the base rate index for floating rate investment assets would increase gross investment income and a decrease in the base rate index for such assets would decrease gross investment income (in either case, such increase/decrease may be limited by interest rate floors/minimums for certain investment assets).

	Impact on net investment income from a change in interest rates at:
($ in thousands)	1%	2%	3%
Increase in interest rate	$1,731	$3,461	$5,192
Decrease in interest rate	$(1,693)	$(3,368)	$(5,042)

Conference Call and Webcast

We will hold a conference call on May 9, 2024, at 9:00 am Eastern Time to discuss our first quarter 2024 financial results. To access the call, stockholders, prospective stockholders and analysts should dial (646) 307-1963 approximately 10 minutes prior to the start of the conference call and use the conference ID 8703487.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on the Company’s website www.portmanridge.com in the Investor Relations section under Events and Presentations. The webcast can also be accessed by clicking the following link: https://edge.media-server.com/mmc/p/im88d3ox/. The online archive of the webcast will be available on the Company’s website shortly after the call.

About Portman Ridge Finance Corporation

Portman Ridge Finance Corporation (Nasdaq: PTMN) is a publicly traded, externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. Portman Ridge’s middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Portman Ridge’s investment activities are managed by its investment adviser, Sierra Crest Investment Management LLC, an affiliate of BC Partners Advisors L.P.

Portman Ridge’s filings with the Securities and Exchange Commission (the “SEC”), earnings releases, press releases and other financial, operational and governance information are available on the Company’s website at www.portmanridge.com.

About BC Partners Advisors L.P. and BC Partners Credit

BC Partners is a leading international investment firm in private equity, private credit and real estate strategies. Established in 1986, BC Partners has played an active role in developing the European buyout market for three decades. Today, BC Partners executives operate across markets as an integrated team through the firm’s offices in North America and Europe. For more information, please visit https://www.bcpartners.com/.

BC Partners Credit was launched in February 2017 and has pursued a strategy focused on identifying attractive credit opportunities in any market environment and across sectors, leveraging the deal sourcing and infrastructure made available from BC Partners.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. The matters discussed in this press release, as well as in future oral and written statements by management of Portman Ridge Finance Corporation, that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Forward-looking statements relate to future events or our future financial performance and include, but are not limited to, projected financial performance, expected development of the business, plans and expectations about future investments and the future liquidity of the Company. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “outlook”, “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements.

Important assumptions include our ability to originate new investments, and achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain debt to asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation that such plans, estimates, expectations or objectives will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) uncertainty of the expected financial performance of the Company; (2) expected synergies and savings associated with merger transactions effectuated by the Company; (3) the ability of the Company and/or its adviser to implement its business strategy; (4) evolving legal, regulatory and tax regimes; (5) changes in general economic and/or industry specific conditions, including but not limited to the impact of inflation; (6) the impact of increased competition; (7) business prospects and the prospects of the Company’s portfolio companies; (8) contractual arrangements with third parties; (9) any future financings by the Company; (10) the ability of Sierra Crest Investment Management LLC to attract and retain highly talented professionals; (11) the Company’s ability to fund any unfunded commitments; (12) any future distributions by the Company; (13) changes in regional or national economic conditions, including but not limited to the impact of the COVID-19 pandemic, and their impact on the industries in which we invest; and (14) other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the SEC. The forward-looking statements should be read in conjunction with the risks and uncertainties discussed in the Company’s filings with the SEC, including the Company’s most recent Form 10-K and other SEC filings. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the SEC.

Contacts:

Portman Ridge Finance Corporation

650 Madison Avenue, 23rd floor

New York, NY 10022

info@portmanridge.com

Brandon Satoren

Chief Financial Officer

Brandon.Satoren@bcpartners.com

(212) 891-2880

The Equity Group Inc.

Lena Cati

lcati@equityny.com

(212) 836-9611

Val Ferraro

vferraro@equityny.com

(212) 836-9633

PORTMAN RIDGE FINANCE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	March 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
Investments at fair value:
Non-controlled/non-affiliated investments (amortized cost: 2024 - $436,272; 2023 - $426,630)	$407,309	$398,325
Non-controlled affiliated investments (amortized cost: 2024 - $50,672; 2023 - $55,611)	50,423	55,222
Controlled affiliated investments (cost: 2024 - $56,657; 2023 - $58,041)	13,523	14,318

Total Investments at Fair Value (cost: 2024 - $543,601; 2023 - $540,282)	$471,255	$467,865
Cash and cash equivalents	20,829	26,912
Restricted cash	18,775	44,652
Interest receivable	5,135	5,162
Receivable for unsettled trades	1,241	573
Due from affiliates	1,339	1,534
Distribution paid in advance to the transfer agent	6,366	—
Other assets	2,442	2,541

Total Assets	$527,382	$549,239

LIABILITIES
2018-2 Secured Notes (net of discount of: 2024 - $500; 2023 - $712)	$91,151	$124,971
4.875% Notes Due 2026 (net of discount of: 2024 - $1,100; 2023 - $1,225; net of deferred financing costs of: 2024 - $496; 2023 - $561)	106,404	106,214
Great Lakes Portman Ridge Funding LLC Revolving Credit Facility (net of deferred financing costs of: 2024 - $692; 2023 - $775)	91,308	91,225
Payable for unsettled trades	8,744	520
Distribution payable	6,444	—
Accounts payable, accrued expenses and other liabilities	3,897	4,252
Accrued interest payable	4,893	3,928
Due to affiliates	900	458
Management and incentive fees payable	3,034	4,153

Total Liabilities	$316,775	$335,721
COMMITMENTS AND CONTINGENCIES
NET ASSETS
Common stock, par value $0.01 per share, 20,000,000 common shares authorized; 9,943,385 issued, and 9,332,117 outstanding at March 31, 2024, and 9,943,385 issued, and 9,383,132 outstanding at December 31, 2023	$93	$94
Capital in excess of par value	716,883	717,835
Total distributable (loss) earnings	(506,369)	(504,411)

Total Net Assets	$210,607	$213,518

Total Liabilities and Net Assets	$527,382	$549,239

Net Asset Value Per Common Share	$22.57	$22.76

PORTMAN RIDGE FINANCE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	For the Three Months Ended March 31,
	2024	2023
INVESTMENT INCOME
Interest income:
Non-controlled/non-affiliated investments	$12,621	$14,846
Non-controlled affiliated investments	95	849

Total interest income	$12,716	$15,695
Payment-in-kind income:
Non-controlled/non-affiliated investments(1)	$1,894	$1,527
Non-controlled affiliated investments	112	73

Total payment-in-kind income	$2,006	$1,600
Dividend income:
Non-controlled affiliated investments	$1,653	$1,384
Controlled affiliated investments	—	1,075

Total dividend income	$1,653	$2,459
Fees and other income
Non-controlled/non-affiliated investments	$151	$573

Total fees and other income	$151	$573

Total investment income	$16,526	$20,327

EXPENSES
Management fees	$1,729	$1,953
Performance-based incentive fees	1,234	1,808
Interest and amortization of debt issuance costs	5,725	6,332
Professional fees	766	603
Administrative services expense	356	671
Other general and administrative expenses	490	431

Total expenses	$10,300	$11,798

NET INVESTMENT INCOME	$6,226	$8,529

REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS
Net realized gains (losses) from investment transactions:
Non-controlled/non-affiliated investments	$(1,641)	$(3,085)
Controlled affiliated investments	(416)	—

Net realized gain (loss) on investments	$(2,057)	$(3,085)
Net change in unrealized appreciation (depreciation) on:
Non-controlled/non-affiliated investments	$(659)	$(3,057)
Non-controlled affiliated investments	140	(311)
Controlled affiliated investments	590	(2,592)

Net change in unrealized gain (loss) on investments	$71	$(5,960)

Tax (provision) benefit on realized and unrealized gains (losses) on investments	$459	$571

Net realized and unrealized appreciation (depreciation) on investments, net of taxes	$(1,527)	$(8,474)

Net realized gain (loss) on extinguishment of debt	$(213)	$—

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$4,486	$55

Net Increase (Decrease) In Net Assets Resulting from Operations per Common Share:
Basic and Diluted:	$0.48	$0.01
Net Investment Income Per Common Share:
Basic and Diluted:	$0.67	$0.89
Weighted Average Shares of Common Stock Outstanding—Basic and Diluted	9,344,994	9,555,125

(1)

During the three months ended March 31, 2024, the Company received $0.1 million of non-recurring fee income that was paid in-kind and included in this financial statement line item. During the three months ended March 31, 2023, the Company received $0.3 million of non-recurring fee income that was paid in-kind and included in this financial statement line item.